Exhibit 10.50

CONFIDENTIAL TREATMENT REQUESTED

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”) is made and effective as of the Effective Date as defined below by and between Evofem, Inc. having a principal place of business at 8910 University Center Lane, Suite 120, San Diego, California 92122 (LICENSEE), and Rush University Medical Center, a not-for-profit corporation having a principal place of business at 1700 West Van Buren Street, Suite 301, Chicago, Illinois 60612-2734 (RUSH) and amends and restates in its entirety that certain License Agreement dated January 9, 2003 between the parties’ respective predecessors-in-interest, Instead, Inc. and Rush-Presbyterian-St. Luke’s Medical Center, and as amended by that certain Addendum to License Agreement dated February 6, 2012 (the “Prior Agreement”).

INTRODUCTION

1.        WHEREAS, RUSH is, among other things, a medical research facility engaged in the development of new technology with beneficial health application. It has developed and is continuing research in the area of Technology, as defined in Section 1.13 below, which Technology is perceived to have significant health advantages for contraceptive uses and general vaginal health;

2.        WHEREAS, LICENSEE is in the business of manufacturing, marketing and selling feminine health products and desires to expand its product line by licensing the Technology from RUSH;

3.        WHEREAS, LICENSEE has represented to RUSH, to induce RUSH to enter into this Agreement, that LICENSEE has the desire, expertise and knowledge to develop, produce, market and sell Products as defined below and/or Processes as defined below and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Technology to promote public utilization of the Technology;

4.        WHEREAS, LICENSEE and RUSH now mutually desire to amend and restate in its entirety the Prior Agreement to, among other things: (i) clarify the real parties in interest to the Agreement, (ii) include the terms of the Addendum such that all the terms of the Agreement are contained in a single document, and (iii) make certain other mutually agreed upon changes to the terms of the Agreement; and

5.        WHEREAS, RUSH is the lawful owner of the Technology and has the right to grant the license as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the sufficiency of which is acknowledged by the parties, RUSH and LICENSEE agree as follows:

SECTION 1. DEFINITIONS

In the terms defined and used herein, the singular shall include the plural and vice versa. Terms in this Agreement (other than names of parties and Section headings) which are set forth in upper case letters have the meanings established for such terms in the succeeding paragraphs of this Section 1.

1.1	“Affiliate” means any company, corporation or business which is at least fifty percent (50%) owned or controlled by LICENSEE, or which owns or controls at least fifty percent (50%) of LICENSEE, or which together with LICENSEE is commonly owned or controlled by a Third Party who owns or controls at least fifty percent (50%) of each.

1.2	“Effective Date” of this Agreement means the date of last signing.

1.3	“Field” means any and all therapeutic, prophylactic and/or diagnostic uses, including, without limitation, use for female vaginal health and/or contraception.

1.4	“Government” means the United States Government.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.5	“Improvement” means any modification of Product and/or Process made within the Term of this Agreement in the course of research supported or developed by RUSH utilizing the Technology.

1.6	“Know-how” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), Improvements and developments, practices, methods, concepts, know-how, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information in the Field that is owned or controlled by RUSH as of the Effective Date or during the Term of this Agreement and which is required to practice the Patents and/or Improvements. Know-how also includes adverse information which effects the ability to practice the Patents and/or Improvements.

1.7	“Minimum Annual Royalty” means the minimum sum payable to RUSH by LICENSEE during any annual term of this Agreement. Such term commences three (3) years after obtaining the appropriate approval and commencement of sales and shall represent the twelve (12) month period (or any successive twelve (12) month period) starting the month after this date of commencement. The Minimum Annual Royalty shall only be due in the event that royalties, including sublicense revenue, paid to RUSH are less than the amount indicated as the Minimum Annual Royalty amount. In such case, the amount to be paid shall be calculated as the amount of the Minimum Annual Royalty minus the sum of the amount of royalties and sublicense revenue paid during this twelve (12) month period.

1.8	“Net Sales” means the gross invoiced amounts received for the sale, transfer, performance or other disposition for consideration of Product or Process to any Third Party by LICENSEE or its Affiliates, less charge backs, disposed of rejected items, transportation costs, insurance, customs and duties, use and turnover taxes, trade discounts and credits for rejected or returned goods, to the extent and only to the extent that they are regularly and customarily stated as a separate billable item on invoices and are so stated on the invoice( s) for which deduction from the gross invoiced amounts is claimed. No allowance or deduction shall be made for commissions or fees for collection, by whatever name known. If LICENSEE or its Affiliates receive anything of value in lieu of cash payments in consideration for the sale, transfer, performance or other disposition of the Product or Process to any Third Party, LICENSEE shall assess a Net Sales value on such transaction based on the fair market value of such payment. If LICENSEE or its Affiliates are the end user of a Product or Process, the Net Sales from each such use shall be that invoiced by LICENSEE to a Third Party end user of the same Product or Process. If no such Third Party end users exist, RUSH and LICENSEE shall negotiate in good faith to determine an equitable Net Sales price.

1.9	“Patent” means (a) any and all patent applications filed in any country of the world by or on behalf of RUSH that claim priority from United States Patent Application No. [***] entitled “[***]” filed [***], including the parent application, any and all additions, divisions, continuations, continuation-in-part, pipeline protection, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protections certificates and renewals of any of the above, and (b) any and all patents issuing from any of the foregoing in any country of the world.

1.10	“Process” means any and all method(s), process(es) or procedure(s): (a) that cannot be performed, in whole or in part, without infringing one or more Valid Claims under the Patents or Improvements; or (b) that cannot be performed, in whole or in part, without using some or all of the Know-how.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.11	“Product” means any and all products or process( es), composition(s) or material(s): (a) the manufacture or sale of which would, but for the license granted herein, infringe a Valid Claim within the Patents or Improvements, or the use, manufacture or sale of such product(s), composition(s) or material(s) would infringe a Valid Claim of any Process, in each case in the country in which such product is manufactured, used and/or sold. “Product” shall also mean: (b) any and all product(s) or process(es), composition(s) or material(s) the use, manufacture or sale of which incorporates some or all of the Know-how.

1.12	“Regulatory Approval” means final approval by the United States Food and Drug Administration, or the foreign equivalent of same, of Product or Process for the uses described in the Technology.

1.13	“Technology” means acid-buffering, bioadhesive vaginal formulation for the prevention of disease and/or contraception as described in the Know-how and described and claimed in the Patents and/or Improvement thereto.

1.14	“Term” means the period beginning on the Effective Date and extending to the expiration of the last to expire Patent or patent claiming an Improvement.

1.15	“Territory’’ means worldwide.

1.16	“Third Party” means a person or entity that is not a party to this Agreement or an Affiliate of a party to this Agreement.

1.17	“Valid Claim” means a claim of an issued and unexpired patent or a claim of a pending patent application within the Patents or Improvements which has not been held unpatentable, invalid or unenforceable by a court or other governmental agency of competent jurisdiction and has not been found admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Product or Process made or used after the date of such reversal.

SECTION 2. LICENSE

2.1	Grant. RUSH hereby grants and agrees to grant to LICENSEE an exclusive license of the Patents, Improvements and Know-how within the Territory, only in the Field, with the right to sublicense, to make, have made, lease, use, distribute, market, offer for sale, have sold, import and/or otherwise dispose of Products and practice the Processes under the Patents, Improvements and/or Know-how.

2.2	Grant-Back. Notwithstanding Section 2.1 above, LICENSEE hereby grants back to RUSH, its Affiliates and/or its sublicensees a royalty-free, non-exclusive, perpetual, license to the Patents, Improvements and Know-how for noncommercial research purposes.

2.3	No Implied License. Nothing herein shall be construed as granting LICENSEE, by implication, estoppel or otherwise, any license or other right to any other intellectual property owned, controlled by and/or invented by RUSH or any of the inventors or authors of the Patents, Improvements and/or Know-how, or to grant to LICENSEE any right or license other than those expressly granted herein.

SECTION 3. DUE DILIGENCE

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

3.1	Due Diligence. LICENSEE shall use its best efforts to bring one or more Products or Processes to market through thorough, vigorous and diligent programs of development, testing and marketing of the Technology and to continue active, diligent marketing efforts for one or more Products or Processes throughout the Term of this Agreement.

3.2	Milestones. In addition, LICENSEE shall adhere to other milestones agreed upon by the parties.

3.3	Development Plan and Development Reports. LICENSEE has previously provided RUSH with a Development Plan pursuant to the Prior Agreement in the form attached hereto as APPENDIX A). In addition, within one month following the end of each quarterly period ending on March 31, June 30, September 30 and December 31 until the date of first commercial sale of Product or Process, LICENSEE will provide RUSH with a written Development Report (APPENDIX B) summarizing LICENSEE’s product development activities since the last Development Report and any necessary adjustments to the Development Plan. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of LICENSEE, and LICENSEE shall rely entirely on its own expertise with respect thereto. RUSH’s review of LICENSEE’s Development Plan is solely to verify the existence of LICENSEE’s commitment to development activity and to assure compliance with LICENSEE’s obligations to utilize the inventions of the Patents, Improvements and Know-how to commercialize Product and/or Process for the marketplace, as set forth above.

3.4	Record Audit. RUSH reserves the right to audit LICENSEE’s records relating to development of Product and Process as required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth for audit of the financial records of LICENSEE in Section 6.

3.5	Failure to Perform. LICENSEE’s failure to perform in accordance with any and all portions of Section 3 above shall be grounds for RUSH to terminate this Agreement pursuant to Section 10.

SECTION 4. PATENTS

4.1	Ownership. RUSH shall retain title to the Patents, Improvements and Know-how.

4.2	Patent Prosecution and Maintenance. RUSH shall file, prosecute, and maintain Patents and Improvements in the United States and in those countries designated by LICENSEE or, alternatively, LICENSEE may maintain such Patents and/or Improvements on RUSH’s behalf, however, such action by LICENSEE shall not affect ownership of the Patents.

4.3	Reversion of Patent Rights. In the event that LICENSEE elects not to file, prosecute or maintain any patent application or patent within the Patents and/or Improvements or pay any fee related thereto, in any country, LICENSEE shall promptly notify RUSH of such election, but in no case later than ninety (90) days prior to any required action relating to the filing, prosecution or maintenance of such patent or patent application. From and after the effective date of such notice, such patent application or patent shall cease to be within the Patents and/or Improvements for all purposes of this Agreement, and all rights and obligations of LICENSEE with respect thereto shall terminate and revert to RUSH.

SECTION 5. PUBLICATION RIGHTS AND USE OF NAMES

5.1	Publication. RUSH reserves the right to publish the results of its research on the Technology. Before publishing, however, RUSH agrees to submit copies of any manuscript proposed for publication to LICENSEE at least thirty (30) days in advance of the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

publication date, and if LICENSEE asks to defer publication within thirty (30) days after receipt of the manuscript so that patent applications may be filed, RUSH shall not publish or otherwise disclose to any Third Party any of the information contained in the manuscript until such time as a patent application has been filed or the expiration of forty-five (45) days from the date of disclosure to LICENSEE, whichever occurs first.

5.2	Use of Names. LICENSEE shall not use RUSH’s name, the name of any author or inventor of Know-how, or of any inventor of inventions governed by this Agreement in sales promotion, advertising, or any other form of publicity, except as may be required by law, without the prior written approval of the entity or person whose name is being used.

SECTION 6. PAYMENTS AND ROYALTIES

6.1	Technology/Patent Support Payment. LICENSEE has previously paid to RUSH pursuant to the Prior Agreement an up-front technology/patent support payment totaling thirty thousand dollars ($30,000).

6.2	Future Patent and Legal Fees. LICENSEE agrees to pay RUSH, or take responsibility for, all patent and legal fees, incurred on or after September 11, 2002, associated with the Patents and Improvements for the United States and foreign filings. These fees will be charged to LICENSEE by invoice reflected the actual amount of such charges without any added administrative fees. Such amounts shall be due and payable within thirty (30) days of receipt. Any amounts remaining outstanding after thirty (30) days shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable.

6.3	Royalties.

6.3.1	Earned Royalties. LICENSEE agrees to pay RUSH as “earned royalties”, a royalty calculated as a percentage of Net Sales of Product and/or Process in accordance with the terms and conditions of this Agreement. Notwithstanding any other provisions of this Agreement, the Net Sales of any Product and/or Process, wherein the Product and/or Process is a Product and/or Process only under Section 1.11(b) and/or Section 1.10(b) respectively, shall pay only [***] percent ([***]%) of the earned royalty as stated in this Section 6.3.1. The royalty is deemed earned as of the earlier date of the date: (a) the Product is actually sold, leased or otherwise transferred for consideration; (b) the date the Process (excluding manufacturing processes) is performed; (c) the date an invoice is sent by LICENSEE; or (d) the date a Product is transferred to a Third Party or a Process is performed by a Third Party for any non-promotional reasons. The royalty shall be equal to:

A.	[***] percent ([***]%) of Net Sales up to the first [***] dollars ($[***]) of Net Sales; and

B.	[***] percent ([***]%) of Net Sales between [***] dollars ($[***]) and up to and including dollars ($[***]) of Net Sales; and

C.	[***] percent ([***]%) of Net Sales greater than [***] dollars (USD$[***]) of Net Sales.

6.3.2	Minimum Annual Royalty. Commencing on January 1 of year three (3) after a Product or Process has received Regulatory Approval and is introduced to market, to the extent that the amounts paid to RUSH as earned royalties or sublicensing

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

fees do not total the amount set forth hereinafter, LICENSEE shall pay to RUSH a Minimum Annual Royalty as follows:

A.	In the event Regulatory Approval for the contraceptive product has been obtained, the Minimum Annual Royalty shall be [***] dollars ($[***]).

B.	In the event that Regulatory Approval for the contraceptive product has not been obtained, but Regulatory Approval for the treatment of bacterial vaginosis has been obtained, the Minimum Annual Royalty shall be [***] dollars ($[***]). However, upon the subsequent approval of a Product or Process for contraceptive use plus the expiration of three years hence; such Minimum Annual Royalty shall revert to the [***] dollars ($[***]) Minimum Annual Royalty described in Section 6.3.2(A).

C.	The following shall not be deemed to be triggering events for determining when the Minimum Annual Royalty commences: (a) experimental drug sales (if applicable); or (b) approval in the following countries. Mexico, Russia, India, Brazil or the developing nations of Africa. It is further agreed that the Minimum Annual Royalty shall not apply to a Product or Process sold as a douche or for the treatment of vaginal Itch.

D.	Notwithstanding the foregoing provisions of Section 6.3, in the event LICENSEE must make royalty or other payments to one or more Third Parties in order for LICENSEE to avoid infringement upon the intellectual property of others, LICENSEE may offset up to fifty percent (50%) of such amounts owing to Third Parties from amounts owing to RUSH hereunder pursuant to Section 6.3 Notwithstanding the preceding sentence, in no event shall the royalties due to RUSH be so reduced to less than fifty percent (50%) of the amount that would have been otherwise due to RUSH hereunder.

E.	In addition, notwithstanding the foregoing, any withholding of taxes or other taxes levied by tax authorities on payments made by LICENSEE (or any Affiliate of LICENSEE) to RUSH or an Affiliate of LICENSEE to LICENSEE which payment relates to a corresponding payment to be made by LICENSEE to RUSH pursuant to any of the payment provisions of this Agreement shall be deducted by LICENSEE or the applicable Affiliate of LICENSEE, as the case may be, from any sums otherwise payable hereunder to RUSH or Licensee, as the case may be, for payment to the proper tax authorities by LICENSEE or its Affiliate, as the case may be on behalf of RUSH. LICENSEE agrees to cooperate, and to cause its Affiliates to cooperate, with RUSH and to provide RUSH with all written documentation for payment of such taxes in the event that RUSH claims exemption from such withholding or seeks credits or deductions under any double taxation or similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld or other tax or other documents reasonably available to LICENSEE or its Affiliate, as the case may be.

6.3.3

Sublicensing. LICENSEE (and its Affiliate sublicensees) shall have the right to sublicense the rights under the Patents, Improvements and Know-How to its Affiliates without the prior approval of RUSH. In addition, upon the prior written approval of RUSH, which approval may not be unreasonably withheld, delayed or conditioned, LICENSEE may sublicense the rights under the Patents,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Improvements and Know-how to Third Parties. To the extent a sublicense to a Third Party is approved by RUSH, LICENSEE shall pay to RUSH, in lieu of any royalty payment obligation set forth in Section 6.3.1 or 6.3.2 hereof, [***] percent ([***]%) of any sublicensing revenue received from such Third Party in respect of such sublicense. Such sublicense revenue means any consideration paid to LICENSEE from a Third Party sublicensee of LICENSEE in consideration of the grant of sublicenses under the rights granted LICENSEE pursuant to this Agreement. Such consideration shall include, but not be limited to, royalty payments, equity investments with respect to amounts in excess of the fair market value of such equity, milestone payments, up-front or other lump sum payments and payments for research and development services. If LICENSEE receives anything of value in lieu of cash payments in consideration for the sublicense of the Patents, Improvements and/or Know-how to any Third Party sublicensee, then LICENSEE shall assess a sublicense revenue value on such transaction based on the fair market value of such payment. Revenue as described herein does not include revenue generated from services or revenues from sales or licensing of products that are not within the scope of the Technology. In the event this Section 6.3.3 becomes operative such that LICENSEE is obligated to pay RUSH a portion of sublicensing fee revenue in lieu of royalty payments, then, in addition to the sublicensing fee payments contemplated by this Section 6.3.3, LICENSEE shall also make the following payments to RUSH:

A.	At such time as the aggregate Net Sales by the applicable sublicensee(s) are [***] Dollars ($[***]), then within forty-five (45) days after the last day of the calendar quarter in which such aggregate sales milestone is achieved, LICENSEE shall pay to RUSH [***] Dollars ($[***]); and

B.	At such time as the aggregate Net Sales by the applicable sublicensee(s) are [***] Dollars ($[***]), then within forty-five (45) days after the last day of the calendar quarter in which such aggregate sales milestone is achieved, LICENSEE shall pay to RUSH [***] Dollars ($[***]).

6.4	Time of Payments. Amounts owing to RUSH shall be paid on a quarterly basis, with such amounts due and paid on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts owing RUSH which remain unpaid more than thirty (30) days after they are due to RUSH shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

6.5	Currency. Except as otherwise directed, all amounts owing to RUSH under this Agreement shall be paid in U.S. dollars to RUSH at the address provided in Section 6.7. All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation Value of Foreign Currencies on the day preceding the payment.

6.6

Accounting. LICENSEE shall within thirty (30) days after the end of each calendar quarter deliver to RUSH an accounting showing the calculation of royalties and other sums owed to RUSH under this Section 6. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in APPENDIX C of this Agreement. In the event no payment is owed to RUSH, a statement setting forth that fact shall be supplied to RUSH. In addition, the accounting shall include at least the following: (a) number of Product and Process commercially used, manufactured and sold, rented or leased; (b) total billings for Product and Process commercially used, sold, rented

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

or leased; (c) deductions applicable as provided in Section 1.8; (d) total royalties due; (e) names and addresses of all sublicensees; (f) total sublicensing revenue income; and (g) total royalties due to RUSH for sublicensee revenue received.

6.7	Place of Payment. All royalty payments and reports shall be sent to:

Intellectual Property Office

707 South Wood Street

Annex Building, Lower Level

Chicago, Illinois 60612

Attn: Director of Intellectual Property

6.8	Audit. LICENSEE shall keep, for a period of two (2) years prior to the current year, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to RUSH hereunder. During the Term of this Agreement and for a period of two (2) years following its termination, RUSH shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and supporting data. Such audit shall take place no more frequently than on an annual basis. The cost of such audit shall be paid by RUSH, unless such audit discloses an underpayment of at least ten percent (10%), wherein such audit shall be paid for by LICENSEE. Any underpayments found by audit shall be paid within thirty (30) days of the conclusion of such audit.

SECTION 7. INFRINGEMENT

7.1	Infringement Notification. Each party shall promptly report in writing to the other party during the Term of this Agreement any infringement or suspected infringement of any Patent or Improvement or unauthorized use or misappropriation of its Know-bow of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement, suspected infringement, or unauthorized use or misappropriation.

7.2	Infringement Suit by LICENSEE. Except as provided in Section 7.3, LICENSEE shall have the right to initiate an infringement suit or other appropriate action against any Third Party who at any time has infringed or is suspected of infringing any of the Patents or Improvements, or of using without proper authorization all or any portion of the Know-how. LICENSEE shall give RUSH sufficient advance written notice of its intent to initiate such action and the reasons therefore, and shall provide RUSH with an opportunity to make suggestions and comments regarding such action. LICENSEE shall keep RUSH promptly informed of the status of any such action. LICENSEE shall have the sole and exclusive right to select counsel for and shall pay all expenses of such action. RUSH shall offer reasonable assistance to LICENSEE in connection therewith at no charge to LICENSEE except for reimbursement of reasonable out-of-pocket expenses. LICENSEE may settle any such action subject to prior written approval of RUSH. Any damages, profits or awards of whatever nature recovered from such action shall be treated as Net Sales under this Agreement after LICENSEE has and RUSH have been compensated for all of their costs in handling such action.

7.3	Infringement Suit by RUSH. In the event that LICENSEE does not within six (6) months: (a) secure cessation of the infringement, (b) enter suit against the infringer, or (c) provide RUSH with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicensee under the Patents, Improvements or the Know-how, RUSH shall thereafter have the right but not the obligation to take action against the infringer at RUSH’s own expense. LICENSEE shall offer reasonable assistance to RUSH in connection with such action at no charge to RUSH except for the reimbursement of reasonable out-of-

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

pocket expenses. Any damages, profits or awards of whatever nature recovered from such action shall belong solely to RUSH.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1	RUSH Representations. RUSH hereby represents and warrants to LICENSEE that:

8.1.1	Authority. RUSH has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of their obligations hereunder and to grant the licenses provided hereunder;

8.1.2	No Prior Agreement. RUSH has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement and has not granted any now existing, or agreed to grant any future, license, right or privilege which agreement, license, right or privilege conflicts many way with this Agreement or RUSH’s obligations hereunder;

8.1.3	Ownership. RUSH is the sole and exclusive owner of the Patents, Improvements and the Know-how, free and clear of any liens or encumbrances;

8.1.4	Validity. To the best of RUSH’s knowledge and belief, the RUSH Patent Rights and the RUSH Know-how are valid and enforceable;

8.1.5	Noninfringement. To the best of RUSH’s knowledge and belief, the making, using, distributing, selling, offering for sale, importing or exporting of Products in the Territory does not and shall not infringe or otherwise conflict with any intellectual property rights or other rights of RUSH or its Affiliates that are not licensed hereunder;

8.1.6	Third Party Claims. To the best of RUSH’s knowledge and belief, no claims of infringement, misappropriation or other conflict with any intellectual property rights or other rights owned or controlled by any Third Party have been made or threatened with respect to the Patents, RUSH Know-how or Products;

8.1.7	Misappropriation. To the best of RUSH’s knowledge and belief, RUSH is not aware of any infringement or misappropriation of the Patents or Know-how by any Third Party;

8.1.8	Sale. To the best of RUSH’s knowledge and belief, the making, using, selling, offering for sale, import and export of Products containing the Product as described in the Patent or within the scope of the Know-how in the Territory does not and shall not infringe otherwise conflict with any intellectual property rights or other rights of any Third Party by reason thereof; and

8.1.9	No Omission. RUSH has not, up through and including the Effective Date, omitted to furnish LICENSEE with any information in its control or possession or of which it is aware, concerning (a) the Patent, (b) the Know-how, (c) the Product, or (d) the activities contemplated by this Agreement, which would be material to LICENSEE’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

8.2	LICENSEE Representations. LICENSEE hereby represents and warrants the following to RUSH:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

8.2.1	Authority. LICENSEE has the full right, power and authority, and have obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of their obligations hereunder and to grant the licenses provided hereunder, and

8.2.2	No Prior Agreement. LICENSEE has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement that conflicts in any way with this Agreement or LICENSEE’s obligations hereunder.

8.2.3	Expertise. LICENSEE agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Patents, Improvements and Know-how and to develop Product and/or Process for sale in the commercial market.

8.3	No Warranties. Nothing in this Agreement shall be construed as;

8.3.1	Validity. A warranty or representation by RUSH as to the validity or scope of any Patent or Improvement;

8.3.2	Noninfringement. A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and/or trademarks of Third Parties;

8.3.3	Suit. An obligation of RUSH to bring or prosecute actions or suits against Third Parties for infringement;

8.3.4	Publicity. Conferring rights to use in advertising, publicity or otherwise any trademark or the name of RUSH;

8.3.5	Implied License. Granting by implication, estoppel or otherwise any licenses under patents of RUSH other than Patents and Improvements, regardless of whether such other patents are dominant of or subordinate to any Patent.

8.4	Disclaimer. Except as expressly set forth in this Agreement, RUSH MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS OR PROCESSES INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT SUCH INVENTIONS AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

SECTION 9. NOTICES

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, or delivery by a professional courier service, or the time when sent by certified or registered mail addressed to the party for whom intended at the address below. Either party may change the address(es) given below, or as stated in Section 6.7, at any time by providing the other party with written notice in accordance with this Section at the address for the other party specified below, or as subsequently modified. Any notice of change of address shall be effective only upon actual receipt.

Communications to LICENSEE concerning this Agreement should be addressed to:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Evofem, Inc.

Attn: Chief Executive Officer

8910 University Center Lane, Suite 120

San Diego, California 92122

With a copy to:

K&L Gates LLP

Attn: Adam C. Lenain, Esq.

3580 Carmel Mountain Road, Suite 200

San Diego, California, 92130-6768

Communications to RUSH concerning this Agreement should be addressed to:

Intellectual Property Office

707 South Wood Street

Annex Building, Lower Level

Chicago, Illinois 60612

Attn: Director of Intellectual Property

With a copy to:

Rush University Medical Center

Attn: General Counsel

1700 West Van Buren Street, Suite 301

Chicago, Illinois 60612-2734

SECTION 10. TERM AND TERMINATION

10.1	Term. Unless terminated earlier pursuant to this Section 10, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last patent application within the Patents, and Improvements, whichever is later.

10.2	Termination. This Agreement may be terminated: (a) upon mutual written consent of both parties; or (b) by the non-breaching party if a party commits a breach or default of any covenant contained in this Agreement, and such breach or default is not cured within thirty (30) days after written notice of such breach or default has been delivered to the breaching/defaulting party.

10.3	Termination by RUSH. Subject to Section 10.4, in the event LICENSEE shall be in default of any of its obligations hereunder which default has not been cured within the period set forth below, RUSH may at its sole option: (a) terminate this Agreement, or (b) convert the exclusive license hereunder to a non-exclusive license, subject to the rights of any sublicensee under any pre-approved sublicense agreement then in effect as contemplated by Section 10.4. For the avoidance of doubt, to the extent LICENSEE has granted an exclusive license in any territory to any sublicensee which sublicense agreement was approved in advance by RUSH in accordance with Section 6.3.3 hereof, then RUSH shall not have the right to grant to any other Third Party any such sublicensed rights in such territory notwithstanding the conversion of this license to a non-exclusive license pursuant to this Section 10.3. This option (a) or (b) shall be exercised by written notice to LICENSEE specifying the nature of the default including the amount of royalties then due, if any, and shall be effective thirty (30) days following receipt of said notice by LICENSEE unless LICENSEE cures said default prior to the expiration of said period of thirty (30) days.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

10.4	Sublicensee Termination. Termination of this Agreement or conversion to a non-exclusive license as provided under Section 10.3 shall give RUSH the right to terminate all sublicenses which may have been granted by LICENSEE or an Affiliate of LICENSEE to any Third Party and that were not approved by RUSH prior to the execution of such sublicense agreement as set forth under Section 6.3.3. RUSH may terminate any such non-approved sublicense agreement by giving sublicensee written notice of such termination. If RUSH declines to terminate such sublicense agreement, or such sublicense was approved by RUSH in accordance with Section 6.3.3, then: (a) in the case of a termination of this Agreement, such sublicense agreement shall automatically transfer to RUSH such that all obligations of LICENSEE under any such sublicense shall be assumed by RUSH and all obligations by the sublicensee to LICENSEE shall transfer to RUSH such that each such sublicense agreement shall become a direct agreement between RUSH and such sublicensee, and (b) in the case of a conversion of this Agreement to a non-exclusive license, such sublicense agreement shall continue in full force and effect in accordance with its terms. Any sublicense granted by LICENSEE shall contain a provision corresponding to this Section 10.4.

10.5	Survival Upon Conversion. Upon conversion to a non-exclusive license as provided under Sections 10.3, neither party, shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable.

10.6	Termination For Non-exploitation. RUSH may terminate this Agreement in its entirety with thirty (30) days notice to LICENSEE if aggregate royalties paid in any calendar year following the third anniversary of the Effective Date do not equal a minimum of fifty thousand dollars ($50,000). If aggregate royalties in such years do not equal fifty thousand dollars ($50,000), LICENSEE shall have the option of paying the difference between royalties actually paid and fifty thousand dollars ($50,000) each year to continue this Agreement for two years beyond the third anniversary of the Effective Date.

10.7	Termination For Non-exploitation Within A Country. RUSH may individually terminate LICENSEE’s rights to the Patents, Improvements and/or Know-how for each country in the Territory, upon sixty (60) days notice, if within five (5) years of the Effective Date, LICENSEE has not, for such country, engaged in any of the following:

10.7.1	Made significant efforts to contact appropriate governmental officials to pursue registration of the Product and/or Process;

10.7.2	Initiated process for registration or bringing Product and/or Process into the country;

10.7.3	Initiated process for establishing a sales channel within such country;

10.7.4	Made significant efforts to contact suitable business partners for such country; or

10.7.5	proceeded in ways to promote the business and Product and/or Process in the country. Such promotion can include either direct promotion or promotion through a third party, including, but not limited to, Product and/or Process promotion (samples), support product education, advertising, seeking governmental support and financial aid, and/or continuously seeking to improve business relations with local businesses.

10.8	Survival. Sections 1, 4.1, 4.2, 6.6, 6.8, 9, 10.3, 10.4, 11 and 15 shall survive the expiration and/or termination of this Agreement. Except as otherwise stated in this Section 10.8, all

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

rights and obligations of the parties under this Agreement shall terminate upon expiration or termination of this Agreement.

SECTION 11. INDEMNIFICATION

11.1	Indemnification. LICENSEE shall defend, indemnify and hold harmless RUSH, its employees, officers, trustees, agents, and inventors of the Patents, Improvements and Know-how, and their successors and assigns (each a “RUSH Indemnitee”), from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation), arising out of any claim, complaint, suit, proceeding or cause of action brought against a RUSH Indemnitee by a Third Party (any of the foregoing, a “Claim”) alleging damage arising from or occurring as a result of the activities performed by or under authority of LICENSEE, its Affiliates or sublicensees in connection with the exercise of its licenses and rights hereunder, except to the extent caused by the negligence or willful misconduct of RUSH. LICENSEE shall not enter into any settlement or utilize any strategy that admits or implies any fault or liability on the part of RUSH Indemnities without the prior written consent of RUSH. RUSH at all times reserves the right to select and retain counsel of its own to defend RUSH’s interests with respect to such Claim.

11.2	Liability Insurance. LICENSEE warrants that it shall maintain and will continue to maintain liability insurance coverage in the amount of $5 million dollars upon the approval and first commercial sale of a Product and/or Process and that such insurance coverage lists RUSH and the inventors of the Patents, Improvements and Know-how as additional insureds. Within ninety (90) days after such first commercial sale of an approved Product and/or Process and thereafter annually between January 1 and January 31 of each year, LICENSEE will present evidence to RUSH that the coverage is being maintained with RUSH and its inventors listed as additional insureds. In addition, LICENSEE shall provide RUSH with at least thirty (30) clays prior written notice of any change in or cancellation of the insurance coverage.

SECTION 12. UNITED STATES GOVERNMENT INTERESTS

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Patents or Improvements were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Patents or Improvements for governmental purposes. Any license granted to LICENSEE in this Agreement shall be subject to such right.

SECTION 13. PATENT MARKING

LICENSEE shall mark all Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S C. § 287. LICENSEE will further comply with any relevant patent marking regulations, laws, ordinances and/or statutes of any other country in which Product is sold, in conformance with requirements of such country.

SECTION 14. INTEGRATION

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 14, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

such mutual agreement is in writing, signed by both parties, and specifically states that it is an amendment to this Agreement.

SECTION 15. CONFIDENTIALITY

Both parties agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include LICENSEE’s Development Plan and Development Reports, the Know-how, Patents and Improvements and all information concerning them and any other information exchanged between the parties which is either (a) marked confidential, (b) accompanied by correspondence indicating such information is confidential; or (c) orally disclosed and confirmed in writing as confidential within forty-five (45) days. Except as may be authorized in advance in writing by RUSH, LICENSEE shall grant access to the Confidential Information only to its own employees involved in research relating to the Know-how, Patents and Improvements and LICENSEE shall require such employees to be bound by this Agreement as well. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that (a) either party can show by written record that it possessed the information prior to its receipt from the other party; (b) the information was already available to the public or became so through no fault of the receiving party; (c) the information is subsequently disclosed to receiving party by a Third Party that has the right to disclose it free of any obligations of confidentiality; (d) the information was independently developed by the receiving party without reliance on the Confidential Information of the disclosing party; or (e) the information is required to be disclosed to by court order or by law.

SECTION 16. MISCELLANEOUS

16.1	Sublicenses. In the event that LICENSEE shall grant sublicenses to Third-Parties, each such sublicense shall be embodied in a written document and copied unabridged to RUSH at the time of its grant, and all relevant term shall apply to each such sublicensee to the same extent as they apply to LICENSEE.

16.2	Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, and such consent shall not be unreasonably withheld. Notwithstanding the foregoing, LICENSEE may perform this Agreement, either in whole or in part through an Affiliate, and may assign or transfer its rights and obligations under this Agreement to its Affiliates or to an entity that succeeds to all or substantially all of LICENSEE’s business or assets whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees.

16.3	Export Restrictions. It is understood that RUSH is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. RUSH neither represents nor warrants that a license shall not be required nor that, if required, it shall be issued. In any event, LICENSEE specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

16.4

Applicable Law. This Agreement shall be construed under and interpreted under the Laws of the State of Illinois, USA, except that questions affecting the construction and effect of any Patent shall be determined by the national law of the country in which the Patent has been granted. All disputes arising out of or related to this Agreement will be subject to the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

exclusive jurisdiction of the Illinois State Courts of Cook County, Illinois (or, if there is federal jurisdiction, the United States District Court for the Northern District of Illinois) and the parties consent to the personal and exclusive jurisdiction of these courts.

16.5	Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, government regulation or the like, such party shall give notice to the other party in writing promptly, and thereupon the affected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

16.6	Waiver. The waiver by either party of a breach or default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

16.7	Amendments. Changes and additional provisions to this Agreement shall be binding on the parties only if mutually agreed upon, laid down in writing and signed effectively by the parties. This Agreement may be used as a basis for further agreements between LICENSEE and RUSH for the development, manufacture and/or supply of additional products.

16.8	Severability. The parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic structure of this Agreement.

16.9	Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.

16.10	Entire Agreement. This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto, including, without limitation, the Prior Agreement.

16.11	Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between RUSH and LICENSEE. Neither patty shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other parties.

16.12	Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

SECTION 17. AUTHORITY

The persons signing on behalf of RUSH and LICENSEE hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the patties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the date first above written.

	RUSH UNIVERSITY MEDICAL CENTER		EVOFEM, INC.

By:	/s/ Anne Murphy	By:	/s/ Saundra Pelletier
Name:	Anne Murphy	Name:	Saundra Pelletier
Title:	SVP & General Counsel	Title:	Chief Executive Officer

Date:	March 27, 2014	Date:	March 27th, 2014

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

APPENDIX A

DEVELOPMENT PLAN

A development plan of the scope outlined below shall be submitted to RUSH by LICENSEE upon execution of this Agreement. In general, the plan should provide RUSH with a summary overview of the activities that LICENSEE believes are necessary to make Product available for sale in the commercial marketplace.

Estimated	Estimated
Start Date	Finish Date

1.	Development Program.

A.	Development Activities to be Undertaken

(Please break activities into subunits with the date of completion of major milestones.)

(i)

(ii)

B.	Estimated Total Development Time.

2.	Governmental Approval.

A.	Types of submissions required.

B.	Government agency e.g. FDA, EPA, etc.

3.	Proposed Market Approach.

4.	Competitive Information.

A.	Potential Competitors.

B.	Potential Competitive Devices/Compositions.

C.	Known Competitor’s plans, developments, technical achievements.

D.	Anticipated Date of Product Launch.

Total Length: approximately 2-3 pages.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

APPENDIX B

DEVELOPMENT REPORT

1.        Date development plan initiated and time period covered by this report.

2         Development Report (4~8 paragraphs).

A.        Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.        Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

3.        Future Development Activities (4-8 paragraphs).

A.        Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.        Estimated total development time remaining before a product will be commercialized.

4.        Changes to initial development plan (2-4 paragraphs)

A.        Reasons for change.

B.        Variables that may cause additional changes.

5.        Items to be provided if applicable:

A.        Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

B.        Development work being performed by third parties other than LICENSEE to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

C.        Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Intellectual Property Office

707 South Wood Street

Annex Building, Lower Level

Chicago, Illinois 60612

Attn: Director of Intellectual Property

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

APPENDIX C

RUSH ROYALTY REPORT

Licensee:	Agreement No.:
Inventor:	P#:
Period Covered: From: / /	Through: / /
Prepared By:	Date:
Approved By:	Date:

If license covers several major product lines, please prepare separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report:
☐ Multi-Product Summary Report. Page 1 of Pages
☐ Product Line Detail. Line Trade name: Page
Report Currency:	☐ U.S. Dollars ☐ Other

Period Royalty Amount
Country	Gross Sales	*Less: Allowances	Net Sales	Royalty Rate	This year	This year
U.S.A.
Canada
Europe
Japan

Other

TOTAL:

Total Royalty: Conversion Rate: _ Royalty in U.S. Dollars $

* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist RUSH’s forecasting, please comment on any significant expected trends in sales volume.

To assist RUSH’s forecasting, please comment on any significant expected trends in sales volume.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.